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                                                                 EXHIBIT 5.1



                          [LATHAM & WATKINS LETTERHEAD]



                               September 30, 1999




InterVU Inc.
6815 Flanders Drive
San Diego, California  92121

             Re:    Registration Statement on Form S-3;
                    2,004,769 Shares of Common Stock, Par Value $.001 Per Share

Ladies and Gentlemen:

               In connection with the registration by InterVU Inc., a Delaware corporation (the "Company"), of 2,004,769 shares of common stock of the Company, par value $.001 per share (the "Shares"), under the Securities Act of 1933, as amended (the "Act"), on a Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the "Commission") on September 30, 1999 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. Of the Shares being registered, 996,872 were issued to the former shareholders of Netpodium Inc. upon the merger of a subsidiary of the Company with and into Netpodium Inc. (the "Netpodium Shares"). An additional 38,399 Shares were issued to the former shareholders of VideoLinx Communications, Inc. upon the merger of a subsidiary of the Company with and into VideoLinx Communications, Inc. (the "VideoLinx Shares"). Of the remaining 955,144 Shares being registered, 806,144 are issuable upon conversion of 1,280,000 shares of the Company's Series G Preferred Stock (the "Conversion Shares") and 163,364 shares are issuable upon exercise of outstanding warrants (the "Warrant Shares").

               In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to


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LATHAM & WATKINS
InterVU Inc.
September 30, 1999
Page 2

our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

               In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

               We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, including statutory and reported decisional law thereunder, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any matters of municipal law or the law of any other local agencies within the state.

               Subject to the foregoing, it is our opinion that, as of the date of this opinion, the Shares have been duly authorized; the Netpodium Shares and VideoLinx Shares were validly issued and are fully paid and nonassessable; and upon conversion of the Series G Preferred Stock in accordance with the Company's Amended and Restated Certificate of Incorporation and exercise of the warrants in accordance with their terms, the Conversion Shares and the Warrant Shares will be validly issued, fully paid and nonassessable.

               We consent to your filing this opinion as an exhibit to the Registration and to the reference to our firm contained under the heading "Legal Matters."

                                               Very truly yours,

                                               /s/ Latham & Watkins